EX-99.27(d)(1)

[1 Corporate Way                        JACKSON NATIONAL LIFE [GRAPHIC OMITTED]
Lansing, Michigan 48951                     INSURANCE COMPANY
www.jnl.com]                                  A STOCK COMPANY

--------------------------------------------------------------------------------

         Thank you for choosing Jackson National Life Insurance Company. If You have any questions, please contact the Company at the Service Center address and telephone number shown in the Policy Data Pages.

        THIS FLEXIBLE PREMIUM VARIABLE LIFE INSURANCE POLICY OFFERED BY
                          JACKSON NATIONAL LIFE (JNL)
                    IS A LEGAL CONTRACT BETWEEN YOU AND JNL.
                          READ YOUR POLICY CAREFULLY.

We agree to pay to the Beneficiary the Death Benefit Proceeds upon due proof that the death of the Insured occurred while this Policy is in force. This agreement is subject to the terms of this Policy.

THE DEATH BENEFIT PROCEEDS AND AMOUNT IN THE SEPARATE ACCOUNT(S) ARE NOT GUARANTEED AND MAY INCREASE OR DECREASE BASED UPON THE INVESTMENT EXPERIENCE OF THE INVESTMENT DIVISIONS.

THE POLICY'S FIXED ACCOUNT VALUE IN THE GENERAL ACCOUNT WILL EARN INTEREST DAILY AT AN ANNUAL EFFECTIVE RATE EQUAL TO THE FIXED ACCOUNT MINIMUM INTEREST RATE. INTEREST IN EXCESS OF THE FIXED ACCOUNT MINIMUM INTEREST RATE MAY BE APPLIED IN THE CALCULATION OF THE FIXED ACCOUNT VALUE AT SUCH RATES AS THE COMPANY MAY DETERMINE.

--------------------------------------------------------------------------------
                             RIGHT TO EXAMINE POLICY
--------------------------------------------------------------------------------
YOU MAY RETURN THIS POLICY TO THE SELLING PRODUCER, JACKSON NATIONAL LIFE OR ITS AGENT WITHIN [10] DAYS AFTER YOU RECEIVE IT. THE COMPANY WILL REFUND THE PREMIUM PAID LESS ANY INDEBTEDNESS AND/OR SURRENDERS. UPON SUCH REFUND, THE POLICY SHALL BE VOID FROM THE BEGINNING.
--------------------------------------------------------------------------------

FLEXIBLE PREMIUM VARIABLE               THIS CONTRACT IS SIGNED AT THE
LIFE INSURANCE POLICY. FLEXIBLE         HOME OFFICE OF JACKSON NATIONAL LIFE,
PREMIUM PAYABLE TO ATTAINED             LANSING, MICHIGAN
AGE 100 DURING LIFETIME OF INSURED.
DEATH BENEFIT PERIOD OF COVERAGE        /s/ Clark P. Manning, Jr.
NOT GUARANTEED.                         PRESIDENT AND CHIEF EXECUTIVE OFFICER
NONPARTICIPATING.

                                        /s/ Thomas J. Meyer
                                        SECRETARY

VUL1802

--------------------------------------------------------------------------------
                                TABLE OF CONTENTS
--------------------------------------------------------------------------------


                                                                PAGE

Policy Data Pages                                                [3a

Definitions                                                        4

General Provisions                                                 8

Ownership and Beneficiary Provisions                              14

Premium Provisions                                                15

Policy Value Provisions                                           16

Policy Loan Provisions                                            19

Surrender Provisions (Withdrawal Provisions)                      21

Transfer Provisions                                               23

Death Benefit Provisions                                         25]






VUL1802                               2

--------------------------------------------------------------------------------
                                POLICY DATA PAGE
--------------------------------------------------------------------------------

      Policy Number:                                     [VUL1802]

      Insured:                                           [John Doe]

      Insured's Age/Gender:                              [45] [Male]

      Risk Classification:                               [Preferred Non-Tobacco]

      Death Benefit Option:                              [Option A]

      Initial Specified Death Benefit:                   [$350,000.00]

      [Initial Target Death Benefit:                     $750,000.00]

      Minimum Monthly Premium:                           [$1,000.00]

      Premium Frequency:                                 [Annual]

      Planned Premium:                                   [$3,500.00]

      Initial Premium Received:                          [$3,500.00]

      Guideline Single Premium:                          [$10,000.00]

      Guideline Level Premium:                           [$4,000.00]

      Issue Date:                                        [January 2, 2003]

      Policy Date:                                       [January 2, 2003]

      Issue State:                                       [Any State]

      Owner:                                             [John Doe]

      Joint Owner:                                       [N/A]

      Beneficiary(ies)                                   [Jane Doe] [Johnny
                                                         Doe Jr.]


VUL1802                                3a

--------------------------------------------------------------------------------
                            POLICY DATA PAGE (CONT'D)
--------------------------------------------------------------------------------

                    SCHEDULE OF RIDERS / ADDITIONAL BENEFITS

RIDER / ADDITIONAL                    FORM NUMBER           BENEFIT                EXPIRY            INITIAL MONTHLY CHARGE
BENEFIT                                                      AMOUNT                 DATE
Terminal Illness Benefit Rider         9433 9/00          (See Rider)                                      No Charge
    (Policy Insured)                                                                None
    (Rider Insured)*                                                             [XX/XX/XXX]
                                                                                (Same as Term
                                                                              Insurance Rider)

Accelerated Living                     9434 9/00          (See Rider)               None                   No Charge
Benefit Rider

Scheduled Term Insurance Rider           9440             (See Rider)            [XX/XX/XX]                 [$XX.XX]
                                                                                 (Insured's
                                                                              Attained Age 100)

Waiver of Monthly Deduction Rider        9439             (See Rider)            [XX/XX/XX]                 [$XX.XX]
    ([$XX.XX] per                                                                (Insured's
    $100 of Monthly Deduction)                                                Attained Age 60)

Waiver of Specified Premium Rider        9442             [$X,XXX] Per           [XX/XX/XX]                 [$XX.XX]
                                                             month               (Insured's
                                                                              Attained Age 60)

Guaranteed Minimum Death Benefit         9441             (See Rider)               None                    [$XX.XX]
Rider
    (Required Monthly Premium
    Amount [$XX.XX])

Other Insured Term Insurance Rider       9443              [$XXX,XXX]            [XX/XX/XX]                 [$XX.XX]
    (Rider Insured)                                                            (The earlier of
                                                                              the base Insured
                                                                                or the Rider
                                                                                 Insured's
                                                                              Attained Age 100)

Child Insurance Rider                  9313 9/88           [2] Units             [XX/XX/XX]                 [$XX.XX]
                                                                               (Base Insured's
                                                                              Attained Age 65)

*The Terminal Illness benefit payable will be based on the Rider Benefit for the Other Insured Term Insurance Rider, subject to the limitations of both Riders.
No adjustments will be made to the base Policy as the result of a payment made under the Other Insured Term Insurance Rider.


-------------------------------------------------------------------------------------
    Jackson National Life Service Center      Express Mail:
    [P.O. Box 24068                           [Jackson National Life Service Center
    Lansing, MI 48909-4068                    1 Corporate Way
    1-800-644-4565]                           Lansing, MI 48951]
-------------------------------------------------------------------------------------


VUL1802                                3b

--------------------------------------------------------------------------------
                            POLICY DATA PAGE (CONT'D)
--------------------------------------------------------------------------------

MAXIMUM POLICY CHARGES

Sales Charge               [6.0%] of each Premium received.

Tax Charges                [2.5%] of each Premium received for state and local
                           taxes.

                           [1.5%] of each Premium received for federal income tax treatment of deferred acquisition costs for this Policy.

Monthly Policy Fee         $[15.00] per month for the first [3] Policy Years,
                           and $[7.50] per month thereafter.

Mortality and Expense      This charge is deducted from the Separate Account
Charge                     Policy Value on a daily basis and will  not exceed
                           [1.0%] annually in any Policy Year.

Monthly Cost of            See Cost Of Insurance Rates Section.
Insurance Rate

Monthly Administrative     $[.07] per $1,000 of Specified Death Benefit per
Charge                     month for Policy Years [1-10]; $[.01] per $1,000 of
                           Specified Death Benefit per month for Policy Years
                           [11+].

Transfer Transfer Charge: A charge of [$25.00] is charged for each transfer in excess of [15] in any Policy Year. Any Transfer Charge is deducted from the amount transferred prior to the allocation to the new Policy Option. Transfer Charges will not be applied to transfers on the Allocation Date or transfers due to systematic investment programs provided by the Company, and such transfers will not be counted toward the maximum number of annual transfers subject to the Transfer Charge.

                           Maximum Fixed Account Transfer: Greater of [$1,000] (or Your Fixed Account Value, if less), the amount transferred out of the Fixed Account in the previous Policy Year, or [25%] of Your Fixed Account Value.

Surrender                  Surrender Charge: See Table of Surrender Charges.
                           Partial Surrender Fee: Not to exceed [$25.00].



VUL1802                                3c

--------------------------------------------------------------------------------
                            POLICY DATA PAGE (CONT'D)
--------------------------------------------------------------------------------

Illustration Charge         A charge of up to [$25.00] may be charged for each
                            in-force  illustration  in excess of one each Policy
                             Year.

Re-Underwriting Charge      A charge of up to [$25.00] may be charged each time
                            the Policy is re-underwritten.


NOTE: IT IS POSSIBLE THAT THE COVERAGE WILL LAPSE IF THE CASH SURRENDER VALUE IS INSUFFICIENT TO PAY THE POLICY CHARGES ASSESSED ON ANY GIVEN DATE. BECAUSE THE POLICY VALUE MAY BE BASED IN PART ON THE SEPARATE ACCOUNT POLICY VALUE, THE PAYMENT OF INITIAL AND SUBSEQUENT PLANNED PREMIUMS MAY NOT BE SUFFICIENT TO GUARANTEE THAT THE POLICY WILL REMAIN IN FORCE. IF THE POLICY DOES NOT REMAIN IN FORCE, THERE WILL BE NO DEATH BENEFIT OR CASH SURRENDER VALUE, SUBJECT TO THE TERMS OF THE POLICY.







VUL1802                                3d

--------------------------------------------------------------------------------
                            POLICY DATA PAGE (CONT'D)
--------------------------------------------------------------------------------

POLICY MINIMUMS:

Surrenders                                 Minimum Partial Surrender Amount: $[500.00]

Premium                                    Minimum Premium Amount: $[25.00]

Specified Death Benefit                    Minimum Specified Death Benefit: $[100,000.00]
                                           Minimum Specified Death Benefit Increase or Decrease: $[10,000.00]

Fixed Account Minimum Interest Rate        [3.00%]

Dollar Cost Averaging Minimum Source       [$5,000.00]
Account Value

Dollar Cost Averaging Minimum Transfer     [$100.00]
Amount

POLICY LOANS:

Maximum Loan Amount                        [90%] of the (Policy
                                           Value minus Surrender Charge) minus
                                           Indebtedness in effect on the date We
                                           grant the loan.

Minimum Loan Amount                        [$500.00]

Minimum Loan Repayment                     $[25.00]

Loan Interest Rates Charged                Standard Loans: [4.00]%
                                           Preferred Loans: [3.00]%

Interest Rate Credited to Policy Value     [3.00%]
That Is Held as Loan Collateral

POLICY OPTIONS:
The Company may limit the number of Policy Options to which the Policy Value can be allocated at any one time.

FIXED ACCOUNT                              Earns a declared interest
                                           rate as described in the Fixed
                                           Account provision, not to be less
                                           than the Fixed Account Minimum
                                           Interest Rate shown above.

INVESTMENT DIVISIONS                       Investment Divisions as
                                           indicated on the application or any
                                           application supplement.

                                           The Company may periodically add or
                                           delete Investment Divisions.

SEPARATE ACCOUNT:                          Jackson National Life Separate Account IV




VUL1802                                3e

--------------------------------------------------------------------------------
                            POLICY DATA PAGE (CONT'D)
--------------------------------------------------------------------------------

                           TABLE OF SURRENDER CHARGES
                  PER $1,000 OF INITIAL SPECIFIED DEATH BENEFIT

                               YEAR                   SURRENDER CHARGE
                    --------------------------- ------------------------------

                                1                          [$XX.XX
                                2                           $XX.XX
                                3                           $XX.XX
                                4                           $XX.XX
                                5                           $XX.XX
                                6                           $XX.XX
                                7                           $XX.XX
                                8                           $XX.XX
                                9                           $XX.XX
                               10+                          $0.00]





If You increase Your Specified Death Benefit, additional Surrender Charges will apply based on the amount of the increase in the Specified Death Benefit and the Attained Age and risk classification of the Insured. We will provide You with a new Table of Surrender Charges to supplement this one.

UPON PARTIAL SURRENDER, A PRO-RATA SURRENDER CHARGE MAY BE ASSESSED. AFTER A DEDUCTION OF THE PARTIAL SURRENDER FEE, THE PRO-RATA SURRENDER CHARGE IS CALCULATED AS A PERCENTAGE OF THE ADJUSTED SURRENDER CHARGE. THE ADJUSTED SURRENDER CHARGE IS EQUAL TO THE TOTAL SURRENDER CHARGE, AS CALCULATED USING THE ABOVE TABLE OF SURRENDER CHARGES AND ANY APPLICABLE TABLE OF SURRENDER CHARGES FOR AN INCREASE IN SPECIFIED DEATH BENEFIT, LESS SURRENDER CHARGES APPLIED ON ALL PRIOR PARTIAL SURRENDERS.



VUL1802                                3f



------------------------------------------------------------------------------------------------------------------------------------
                            POLICY DATA PAGE (CONT'D)
------------------------------------------------------------------------------------------------------------------------------------

                             TABLE OF GUARANTEED MAXIMUM MONTHLY COST OF INSURANCE RATES PER $1,000 OF NET AMOUNT AT RISK

                      ATTAINED              MONTHLY                  ATTAINED                    MONTHLY
                        AGE                  RATE                      AGE                        RATE
                 ------------------- ------------------ ------- ------------------ --------------------------
                        [45                 $.27709                    73                        $4.04199
                         46                 $.29966                    74                        $4.52073
                         47                 $.32391                    75                        $5.03724
                         48                 $.34984                    76                        $5.59039
                         49                 $.37912                    77                        $6.17549
                         50                 $.41009                    78                        $6.78686
                         51                 $.44693                    79                        $7.44038
                         52                 $.48965                    80                        $8.16249
                         53                 $.53742                    81                        $8.97320
                         54                 $.59276                    82                        $9.89813
                         55                 $.65401                    83                       $10.95204
                         56                 $.72203                    84                       $12.11846
                         57                 $.79429                    85                       $13.37460
                         58                 $.87251                    86                       $14.69860
                         59                 $.96090                    87                       $16.08129
                         60                $1.05949                    88                       $17.49682
                         61                $1.16916                    89                       $18.96601
                         62                $1.29417                    90                       $20.51212
                         63                $1.43714                    91                       $22.16549
                         64                $1.59899                    92                       $23.98724
                         65                $1.77812                    93                       $26.06643
                         66                $1.97123                    94                       $28.78427
                         67                $2.18097                    95                       $32.81758
                         68                $2.40660                    96                       $39.64294
                         69                $2.65338                    97                       $53.06605
                         70                $2.93268                    98                       $83.33333
                         71                $3.30181                    99                      $83.33333]
                         72                $3.61779




VUL1802                                3g


------------------------------------------------------------------------------------------------------------------------------------
                            POLICY DATA PAGE (CONT'D)
------------------------------------------------------------------------------------------------------------------------------------

                   TABLE OF MINIMUM DEATH BENEFIT PERCENTAGES

       ATTAINED               PERCENTAGE                   ATTAINED             PERCENTAGE
         AGE                                                 AGE
----------------------- ----------------------- ---- --------------------- ----------------------
    [0 through 40               250%                          60                   130%
          41                    243%                          61                   128%
          42                    236%                          62                   126%
          43                    229%                          63                   124%
          44                    222%                          64                   122%
          45                    215%                          65                   120%
          46                    209%                          66                   119%
          47                    203%                          67                   118%
          48                    197%                          68                   117%
          49                    191%                          69                   116%
          50                    185%                          70                   115%
          51                    178%                          71                   113%
          52                    171%                          72                   111%
          53                    164%                          73                   109%
          54                    157%                          74                   107%
          55                    150%                    75 through 90              105%
          56                    146%                          91                   104%
          57                    142%                          92                   103%
          58                    138%                          93                   102%
          59                    134%                          94                   101%
                                                              95+                  100%]


The Minimum Death Benefit percentages comply with Section 7702 of the Internal Revenue Code (as amended).




VUL1802                                3h

--------------------------------------------------------------------------------
                            POLICY DATA PAGE (CONT'D)
--------------------------------------------------------------------------------

["S&P(R)" is a trademark of the McGraw Hill Companies, Inc. and has been licensed for use by the Company. This Policy is not sponsored, endorsed, sold or promoted by Standard & Poor's and Standard & Poor's makes no representation regarding the advisability of purchasing this Policy.]

[This Policy is not sponsored, endorsed, sold or promoted by Dow Jones. Dow Jones makes no representation or warranty, express or implied, to the Owners of this Policy or any member of the public regarding the advisability of purchasing this Policy. Dow Jones' only relationship to Jackson National Life Insurance Company (JNL) is the licensing of certain copyrights, trademarks, servicemarks and service names of Dow Jones. Dow Jones has no obligation to take the needs of JNL or the Owners of this Policy into consideration in determining, composing or calculating the Dow Jones Industrial AverageSM. Dow Jones is not responsible for and has not participated in the determination of the terms and conditions of this Policy to be issued, including the pricing or the amount payable under the Policy. Dow Jones has no obligation or liability in connection with the administration or marketing of this Policy.

DOW JONES DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE DOW JONES INDUSTRIAL AVERAGESM OR ANY DATA INCLUDED THEREIN AND DOW JONES SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. DOW JONES MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY JNL, OWNERS OF THIS POLICY, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE DOW JONES INDUSTRIAL AVERAGESM OR ANY DATA INCLUDED THEREIN. DOW JONES MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE DOW JONES INDUSTRIAL AVERAGESM OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL DOW JONES HAVE ANY LIABILITY FOR ANY LOST PROFITS OR INDIRECT, PUNITIVE, SPECIAL OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN DOW JONES AND JNL.]



VUL1802                                3i

--------------------------------------------------------------------------------
                                   DEFINITIONS
--------------------------------------------------------------------------------

The following are key words used in this Policy. They are important in describing both Your rights and Ours. When they are used, they are capitalized. As You read Your Policy, refer back to these definitions.

ACCUMULATION UNIT. A unit of measure used to calculate the value in an Investment Division.

ALLOCATION DATE. The date on which funds are initially allocated to the Investment Division(s) specified by Your most recent instructions received by Us. The Allocation Date will be the Business Day on or following the fifth day following the end of the Policy's free-look period as described in the Right to Examine Policy provision.

ATTAINED AGE. The Insured's nearest age on the Policy Date plus the number of Policy Years since the Policy Date.

BASE DEATH BENEFIT. The Initial Specified Death Benefit shown in the Policy Data Pages less reductions due to partial surrenders, increased or decreased due to Owner initiated changes in the Specified Death Benefit or Death Benefit Option and adjusted in accordance with the Death Benefit Option elected, or the Minimum Death Benefit, if greater.

BENEFICIARY(IES). The person(s) or entity(ies) designated to receive the Death Benefit Proceeds upon the death of the Insured.

BUSINESS DAY. Each day when the New York Stock Exchange is open for business. The Business Day ends when the New York Stock Exchange closes, usually 4:00 p.m. Eastern time.

CASH SURRENDER VALUE. The Policy Value less any Surrender Charge and less any Indebtedness.

DEATH BENEFIT PROCEEDS. The amount We will pay to the Beneficiary(ies) on the death of the Insured while this Policy is in force.

DUE PROOF OF DEATH. An original certified copy of an official death certificate, an original certified copy of a decree of a court of competent jurisdiction as to the finding of death, or any other proof of death satisfactory to the Company.

ENDORSEMENT. An attachment that modifies a provision of this Policy. When an Endorsement is attached to the Policy it is a part of the Policy and is subject to all the terms of the Policy unless We state otherwise in the Endorsement.


VUL1802                                4

--------------------------------------------------------------------------------
                              DEFINITIONS (CONT'D)
--------------------------------------------------------------------------------

FIXED ACCOUNT. A Policy Option that earns an annually declared rate of interest. Allocations made to the Fixed Account are part of the General Account of the Company.

FIXED ACCOUNT VALUE. The Fixed Account Value is: (1) the Net Premium and any subsequent amounts allocated to the Fixed Account; less (2) any amounts canceled or surrendered for transfers, charges, fees, or surrenders; plus (3) any interest credited.

GENERAL ACCOUNT. An account maintained by the Company for all assets not allocated to a Separate Account or other segregated account.

GUIDELINE SINGLE PREMIUM/GUIDELINE LEVEL PREMIUM. Premium limits established by the Internal Revenue Code for this Policy to qualify as life insurance under the Internal Revenue Code, as amended.

INDEBTEDNESS. The total of any unpaid loan amounts and any unpaid loan interest.

INSURED. The person whose life is covered by this Policy.

INVESTMENT DIVISION(S). A Policy Option within the Separate Account. Values in the Investment Divisions will go up or down depending on the performance of the underlying Portfolios.

ISSUE DATE. The date as shown in the Policy Data Pages which begins the contestable and suicide periods.

JOINT OWNER. If there is more than one Owner, each Owner shall be a Joint Owner of the Policy. Joint Owners have equal ownership rights and each must authorize any exercise of those ownership rights.

LOAN ACCOUNT. An account that is part of the General Account in which funds from Your Investment Divisions and the Fixed Account are placed as security for Your loan.

LOAN ACCOUNT VALUE. The amount set aside in the Loan Account to secure any Indebtedness and interest credited thereon.

MINIMUM DEATH BENEFIT. The Policy Value multiplied by the Minimum Death Benefit percentages as shown in the Policy Data Pages.

MINIMUM MONTHLY PREMIUM. The amount of Premium required each month during the first three Policy Years to prevent the Policy from entering the grace period, as long as the Net Policy Value is greater than zero.

MONTHLY ANNIVERSARY. The same date as the Policy Date for each succeeding month.


VUL1802                                5

--------------------------------------------------------------------------------
                              DEFINITIONS (CONT'D)
--------------------------------------------------------------------------------

MONTHLY DEDUCTION. The total deducted from the Policy Value on the Policy Date and each Monthly Anniversary. This amount is determined as specified under the Monthly Deduction provision.

NET PREMIUM. All Premium paid, less the Sales Charge and Tax Charges.

NET POLICY VALUE. The Policy Value less any Indebtedness.

OWNER ("YOU," "YOUR"). The person or entity shown in the Policy Data Pages who is entitled to exercise all rights and privileges under this Policy. If Joint Owners are named, all references to Owner shall mean Joint Owners.

POLICY. This flexible premium variable life insurance policy between You and Us.

POLICY ANNIVERSARY. An annual anniversary of the Policy Date.

POLICY DATE. The date Your coverage under this Policy begins.

POLICY OPTION. The Fixed Account or an Investment Division offered by Us under this Policy. (Each Policy Option is more fully explained in the Accumulation Provisions.)

POLICY VALUE. The sum of the Separate Account Policy Value, the Fixed Account Value, and the Loan Account Value.

POLICY YEAR. The twelve-month period immediately following the Policy Date or any Policy Anniversary.

PORTFOLIO(S). A portfolio of a mutual fund in which the Investment Division invests.

PREMIUM. Consideration received for insurance coverage under this Policy.

RIDER. A form which provides additional benefits. When a Rider is attached to the Policy it is a part of the Policy and is subject to all the terms of the Policy unless We state otherwise in the Rider.

SEPARATE ACCOUNT. A segregated asset account established and maintained by the Company in which a portion of Our assets has been allocated for this and certain other policies. It is shown in the Policy Data Pages.

SEPARATE ACCOUNT POLICY VALUE. The current value of the amounts allocated to the Investment Divisions within the Separate Account of the Policy.

SERVICE CENTER. The Company's address and telephone number as specified in the Policy Data Pages or as may be designated by Us from time to time.


VUL1802                                6

--------------------------------------------------------------------------------
                              DEFINITIONS (CONT'D)
--------------------------------------------------------------------------------

SOURCE ACCOUNT. The Investment Division(s) or Fixed Account made available by the Company and selected by the Owner from which amounts will be transferred to a Target Account(s) pursuant to one of the Company's systematic investment programs or from which Monthly Deductions will be assessed in accordance with the Owner's instructions.

SPECIFIED DEATH BENEFIT. Initial death benefit amount chosen for base coverage by the Owner and reflected in the Policy Data Pages, less any reductions due to partial surrenders, and increased or decreased due to Owner initiated changes in Specified Death Benefit or Death Benefit Options.

SURRENDER CHARGE. A charge assessed if the Policy is surrendered or partially surrendered.

TARGET ACCOUNT(S). The Investment Division(s) or Fixed Account made available by the Company and selected by the Owner to which amounts will be transferred from a Source Account pursuant to one of the Company's systematic investment programs.

TOTAL PARTIAL SURRENDER AMOUNT. The partial surrender amount payable to the Owner plus the Partial Surrender Fee plus any applicable Surrender Charge.

WE, US, OUR, THE COMPANY. Jackson National Life Insurance Company.

WRITTEN REQUEST. Information or instructions given to Us in writing in a form satisfactory to Us that includes all required signatures. A Written Request takes effect when We accept it and it is recorded at Our Service Center.


VUL1802                                7

--------------------------------------------------------------------------------
                               GENERAL PROVISIONS
--------------------------------------------------------------------------------

ASSIGNMENT. The Owner may assign this Policy while it is in force subject to the interest of any assignee or irrevocable Beneficiary. We will not be bound by any assignment unless it is in writing and has been recorded at the Company's Service Center. An assignment will take effect when recorded by the Company. We are not responsible for any payment made before an assignment is recorded. We assume no responsibility for the validity or tax consequences of any assignment. If You make an assignment, You may have to pay income tax. You are encouraged to seek legal and/or tax advice.

COMPLIANCE WITH THE INTERNAL REVENUE CODE. This Policy is intended to qualify as a life insurance contract under Section 7702 of the Internal Revenue Code, as amended. The death benefit provided under the Policy (as adjusted by any Rider, if applicable) is intended to qualify for the Federal income tax exclusion. To that end, the provisions of this Policy are to be interpreted to ensure or maintain such tax qualification, despite any other provisions to the contrary. We reserve the right to limit or refuse changes to the Policy or Rider that would violate this section of the Internal Revenue Code.

At no time shall the amount of the death benefit under the Policy (as adjusted by any Rider, if applicable) ever be less than the amount necessary to ensure or maintain such tax qualification. To the extent that the death benefit as of any time is increased by the provisions of this Policy or Rider, appropriate adjustments may be made in any cost of insurance, Policy values or supplemental benefits as of that time, retroactively or otherwise, that are consistent with such an increase. Such adjustments may result in a reduction in the Policy values, and may be made by reducing any death benefits payable.

If the Premiums paid under the Policy during any Policy Year exceed the amount allowable for such qualification, such excess Premium shall be removed from the Policy as of the Policy Anniversary, and any appropriate adjustment in the death benefit shall be made as of such date. This excess Premium shall be refunded with interest to the Owner no later than 60 days after the Policy Anniversary, as determined under Federal tax law to maintain the Policy's qualification as life insurance under the Internal Revenue Code.

Prior to being refunded, any such excess amount and interest shall be applied to repay any outstanding loan balance under the Policy, to the extent that such excess amount was originally paid for by a loan under the Policy.

We reserve the right to amend the Policy or Rider to reflect any clarifications that may be needed or are appropriate to maintain such tax qualification requirements. We will send You a copy of any such amendment. If You refuse such an amendment, it must be by giving Us written notice, and Your refusal may result in adverse tax consequences.

CONFORMITY WITH STATE LAWS. This Policy will be governed by the law of the Issue State. Any provision that is in conflict with the law of such state is amended to conform to the minimum requirements of such law.


VUL1802                                8

--------------------------------------------------------------------------------
                           GENERAL PROVISIONS (CONT'D)
--------------------------------------------------------------------------------

CONTESTABILITY. All statements made in the application will, in the absence of fraud, be deemed representations and not warranties. No statement will void this Policy or be used as a defense to a claim unless it is contained in the written application. This Policy may not be contested after it has been in force during the lifetime of the Insured for two years from the Issue Date or reinstatement date, as applicable, except for nonpayment of any required Premium.

Any increase in Specified Death Benefit may not be contested after it has been in force during the lifetime of the Insured for two years. Any change in risk classification or Death Benefit Option change that requires evidence of insurability may not be contested after the change has been in force during the lifetime of the Insured for two years.

If the Insured dies during the Contestable Period, the Company may review the information submitted with the original application, amendments to the application, reinstatement application, or application for increase in Specified Death Benefit, change in risk classification, or any change to a Death Benefit Option that requires evidence of insurability.

A Policy may be contested only with respect to misrepresentations made in the application for issue or reinstatement. An increase in the Specified Death Benefit, change in risk classification, or change to a Death Benefit Option that requires evidence of insurability, may be contested only with respect to misrepresentations made in the application for such increase or change.

As part of the contestable review, We may require the Beneficiary(ies) to sign authorizations necessary for release of medical and other information relating to the Insured.

CONTINUATION OF COVERAGE AT INSURED'S ATTAINED AGE OF 100. If the Cash Surrender Value is greater than zero at the Insured's Attained Age of 100, the Policy will remain in force subject to the grace period provisions of this Policy and the following conditions will apply:
1. All death benefits are converted from Death Benefit Options B and C to Death Benefit Option A, if applicable.
2.   No further increases in the Specified Death Benefit will be permitted.
3. No further Premium payments may be made.
4. No further Monthly Deductions will be assessed against the Policy Value.
5. Partial surrenders and Policy loans will still be allowed to the extent there is sufficient value in the Policy.
6. Funds in the Investment Divisions will be transferred to the Fixed Account. Interest will continue to be credited to the Fixed Account.
7.   Any systematic investment programs are terminated.
8. Interest on any Policy loan will continue to accrue and be added to the loan.

This provision will not continue any Rider attached to the Policy beyond the date for its termination, as provided in the Rider.


VUL1802                                9

--------------------------------------------------------------------------------
                           GENERAL PROVISIONS (CONT'D)
--------------------------------------------------------------------------------

THE INSURED'S REACHING THE ATTAINED AGE OF 100 MAY HAVE TAX CONSEQUENCES TO THE OWNER. WE BELIEVE THAT THE POLICY WILL CONTINUE TO QUALIFY AS A "LIFE INSURANCE CONTRACT" UNDER THE INTERNAL REVENUE CODE. HOWEVER, THERE IS SOME UNCERTAINTY REGARDING THIS TREATMENT. IT IS POSSIBLE, THEREFORE, THAT YOU WOULD BE VIEWED AS CONSTRUCTIVELY RECEIVING THE CASH SURRENDER VALUE (INCLUDING ANY INDEBTEDNESS) IN THE YEAR IN WHICH THE INSURED ATTAINS AGE 100 AND WOULD REALIZE TAXABLE INCOME AT THAT TIME IN AN AMOUNT EQUAL TO THE POLICY VALUE LESS PREMIUMS REDUCED BY AMOUNTS PREVIOUSLY RECEIVED UNDER THE POLICY THAT WERE EXCLUDABLE FROM YOUR INCOME, EVEN IF THE DEATH BENEFIT PROCEEDS ARE NOT DISTRIBUTED AT THAT TIME. IT IS RECOMMENDED THAT THE OWNER CONSULT A QUALIFIED TAX PROFESSIONAL BEFORE THIS EVENT OCCURS.

CONTINUATION OF INSURANCE. The insurance coverage under this Policy, and any benefits provided by Rider, will continue in force so long as the Cash Surrender Value is sufficient to cover the Monthly Deduction amount subject to the grace period provision.

DEFERMENT OF PAYMENTS. We may defer making payments to You from the Fixed Account for up to six months, subject to applicable state law. Interest, subject to state requirements, will be credited during this deferral period.

ENTIRE CONTRACT. The Policy, application, supplemental applications, and any applicable Riders, Endorsements and amendments together make up the entire contract between You and the Company.

GRACE PERIOD. If the Cash Surrender Value on any Monthly Anniversary is insufficient to pay the Monthly Deduction, this Policy will enter a 61-day grace period. However, if within the first three Policy Years the actual Premium received minus any Total Partial Surrender Amounts is greater than the sum of the Minimum Monthly Premium payable to date, the Policy will not enter the grace period as long as the Net Policy Value is greater than zero.

Written notice of the Premium required to continue this Policy in force will be mailed to You at Your last known address or any assignee of record at the beginning of the grace period. If the Premium required is not paid within the grace period, all coverage under this Policy will end without value at the end of the 61-day period.

If the Insured dies during the grace period, We will deduct any overdue Monthly Deductions from the Base Death Benefit.

ILLUSTRATIONS. Upon Written Request, We will provide an illustration projecting future benefits under this Policy. A fee may be charged as shown in the Policy Data Pages.


VUL1802                                10

--------------------------------------------------------------------------------
                           GENERAL PROVISIONS (CONT'D)
--------------------------------------------------------------------------------

MISSTATEMENT OF AGE OR GENDER. If the age and/or gender of the Insured is misstated on the application and the error is discovered before a claim is made, We will recalculate all values relevant to the Policy from the Policy Date assuming the correct information.

If a claim is in process when the error is discovered, the Death Benefit Proceeds will be adjusted to be that which the most recent cost of insurance deduction would have purchased for the correct age and/or gender.

MODIFICATION OF POLICY. Any change or waiver of the provisions of this Policy must be in writing and signed by the president, a vice president, the secretary, or assistant secretary of the Company. No broker or producer has authority to change or waive any provision of this Policy.

NONPARTICIPATING. This Policy does not pay dividends nor does it share in the surplus or revenue of the Company.

PROOF OF AGE, GENDER OR SURVIVAL. The Company may require satisfactory proof of the correct age or gender, as applicable, of the Insured at any time. If any payment under this Policy is contingent upon the Owner or Beneficiary being alive, the Company may require satisfactory proof of such survival.

REINSTATEMENT. If this Policy lapses for any reason other than a full surrender, it may be reinstated within five years of the date the Policy lapsed, subject to the following:
1.   Your Written Request for reinstatement is received at Our Service Center;
2. You provide Us with satisfactory evidence of the Insured's insurability at the same risk classification as at the time the Policy was issued; and
3. You provide payment of Premium sufficient to cover the past due Monthly Deductions plus the Sales Charge and Tax Charges during the grace period, plus an additional amount determined by the Company to facilitate continued coverage for three months from receipt of the Premium.

The effective date of reinstatement will be the next Business Day following the date the required Premium is received and the application for reinstatement is approved by Us.

The Surrender Charges in effect upon reinstatement will be those Surrender Charges that existed on the date the Policy lapsed. The Sales Charge, Tax Charges, Monthly Policy Fee, Monthly Administrative Charge, and Mortality and Expense Charges will be reinstated at the duration in effect when the Policy lapsed.

The Death Benefit of the reinstated Policy cannot exceed the Death Benefit at the time of lapse.

The Policy Value at the time of reinstatement will equal:
1.   The Policy Value at the time of lapse less any Indebtedness; plus
2. Any additional amounts paid into the Policy that are not considered payment of past due charges.


VUL1802                                11

--------------------------------------------------------------------------------
                           GENERAL PROVISIONS (CONT'D)
--------------------------------------------------------------------------------

The Policy Value on the reinstatement date will be allocated to the Investment Divisions and the Fixed Account according to Your most recent Premium allocation instructions, using Accumulated Unit Values at the time of reinstatement.

REPORTS. The Company will send You a report about Your Policy at least once a year. We will also send You reports as required by law. They shall be addressed to the last address of the Owner known to the Company.

SUBSTITUTION OF INVESTMENT DIVISIONS. We may substitute another underlying Portfolio without Your consent. Substitution would occur if We determine that the use of such underlying investment is no longer possible or We determine it is no longer appropriate for the purposes of the Policy. No substitution will be made without notice to You and without the prior approval of the Securities and Exchange Commission and the state where the Policy was issued for delivery, if required. Should a substitution, addition, or deletion occur, You will be allowed to select from the then current Investment Divisions and substitution may be made with respect to both existing Policy Value in that Investment Division and the allocation of future Premiums.

SUICIDE. If the Insured dies by suicide, while sane or insane, within 2 years (one year in Colorado and North Dakota) from the Issue Date, We will not pay the Death Benefit. We will return an amount equal to the Premiums paid less any Indebtedness and any Total Partial Surrender Amounts.

If the Insured dies by suicide, while sane or insane, within 2 years (one year in Colorado and North Dakota) from the effective date of any increase in Specified Death Benefit, We will not pay the increased portion of the Death Benefit. We will return an amount equal to the portion of the Monthly Deductions related to the cost of the increase.

SUSPENSION OF PAYMENTS. The Company may suspend or postpone any transfers or payments to or from the Investment Divisions if any of the following occur:

1. The New York Stock Exchange is closed (other than customary weekend and holiday closings);
2.   Trading on the New York Stock Exchange is restricted;
3. An emergency exists such that it is not reasonably practical to dispose of securities in the Separate Account or to determine the value of its assets; or
4. The Securities and Exchange Commission, by order, so permits for the protection of Policy Owners.

The applicable rules and regulations of the Securities and Exchange Commission will govern whether the conditions described in 2. and 3. exist.


VUL1802                                12

--------------------------------------------------------------------------------
                           GENERAL PROVISIONS (CONT'D)
--------------------------------------------------------------------------------

TAXABLE STATUS. If this Policy is not a modified endowment contract (MEC), a request for a Policy change that would trigger a change to a MEC status will not be processed unless You specify otherwise in writing. Such changes to the Policy could include, but are not limited to, certain changes to the Specified Death Benefit, a change in risk classification, surrenders, or any other change specified in the Internal Revenue Code (as amended).

TAX CONSEQUENCES. THERE MAY BE TAX CONSEQUENCES ASSOCIATED WITH THIS POLICY. AS WITH ALL TAX MATTERS, A PERSONAL TAX ADVISOR SHOULD BE CONSULTED.

TERMINATION. All coverage under this Policy will end on the date any one of the following events occurs:
1.   You request in writing that coverage end;
2.   the Insured dies; or
3.   the grace period ends without payment of adequate Premium.

WRITTEN NOTICE. Any notice We send to the Owner will be sent to the Owner's last known address unless the Owner requests otherwise in writing. Any written request or notice must be sent to the Service Center, unless We advise You otherwise. You are responsible for promptly notifying the Company of any address change.


VUL1802                                13

--------------------------------------------------------------------------------
                      OWNERSHIP AND BENEFICIARY PROVISIONS
--------------------------------------------------------------------------------

OWNER. During the lifetime of the Insured, all rights under this Policy belong to the Owner(s). The Owner(s) may exercise these rights subject to the interests of any assignee or irrevocable Beneficiary. If the Policy has Joint Owners, the consent of all Owners is required for Policy changes. Upon the death of a Joint Owner, all rights shall be vested in the surviving Owner(s).

Unless it is otherwise provided in the application for this Policy or in a Rider to this Policy, the Insured will be the Owner.

CHANGE OF OWNERSHIP. The ownership of this Policy may be changed by the Owner(s) at any time during the Insured's lifetime. Any change must be made by Written Request to the Service Center. The change will apply to any payments made or actions taken by Us after such request is accepted and recorded at Our Service Center. We reserve the right to require that this Policy be presented for endorsement of any change.

BENEFICIARY. The Owner may designate the Beneficiary(ies) to receive any amount payable under this Policy on the Insured's death. The original Beneficiary(ies) will be named in the application and recorded in the Policy Data Pages of this Policy. If 2 or more persons are named as Beneficiary(ies), those surviving the Insured will share equally unless otherwise stated.

CHANGE OF BENEFICIARY. During the Insured's lifetime, the Owner may change the Beneficiary(ies) by submitting a Written Request to the Service Center, subject to any irrevocable Beneficiary(ies) designation or any existing assignment. A change will take effect on the date the request is signed. However, the Company is not liable for any payment made or action taken before the Company records the change.

DEATH OF BENEFICIARY. The interest of any Beneficiary who dies before the Insured will end at the death of the Beneficiary. The interest of any Beneficiary who dies at the time of or within ten days after the death of the Insured will also end if no Death Benefit Proceeds have been paid to the Beneficiary. If no Primary Beneficiary(ies) survives the Insured, benefits will be paid to any surviving Contingent Beneficiary(ies), if named, in equal shares, unless otherwise stated. If there are no surviving Beneficiaries at the death of the Insured, the Death Benefit Proceeds will be paid to the Owner, or the Owner's estate if the Owner does not survive the Insured.


VUL1802                                14

--------------------------------------------------------------------------------
                               PREMIUM PROVISIONS
--------------------------------------------------------------------------------

PAYMENT OF PREMIUMS. You must pay the Premium on or before the date the Policy is delivered. Premiums may be made at any time before the Insured's Attained Age
100. Your Premiums are payable in United States currency.

We reserve the right to limit the amount of such Premium payments. Any Premium payment in excess of the limits established by the Company will be refunded to the Owner no later than 60 days after the Policy Anniversary following such payment. The minimum Premium that We will accept is shown in the Policy Data Pages.

The entire Premium as paid will be deemed earned when received by Us. No refund of any portion of the Premium will be made as the result of a death claim.

ALLOCATION OF PREMIUMS. Any Premium designated by You for the Fixed Account will be allocated to that account and will remain there until otherwise instructed by You. Any Premium received prior to the Allocation Date that is designated for the Investment Divisions will first be allocated to the Fixed Account. On the Allocation Date these funds will be allocated to the Investment Divisions specified by You in the application, or Your most recent instructions received by Us. After the Allocation Date, any subsequent Premium will be allocated immediately to the Policy Options according to Your most recent instructions.

The Owner may allocate Premium among the Fixed Account and the Investment Divisions. Such allocation may be made in any percentage from 0% to 100% in whole percentages.

PLANNED PREMIUMS. We will send Premium reminder notices for the amounts and frequency of payments established by the Owner as long as the Policy remains in force. We reserve the right to stop sending such notices if no Premium payment is made within two Policy Years. Changes in the amounts or frequency of such payments will be subject to Our consent.


VUL1802                                15

--------------------------------------------------------------------------------
                             POLICY VALUE PROVISIONS
--------------------------------------------------------------------------------

POLICY VALUE. The Policy Value is equal to the sum of the Separate Account Policy Value, Fixed Account Value, and the Loan Account Value.

MONTHLY DEDUCTION. The Monthly Deduction amount is equal to:

1. the monthly cost of insurance rate per $1,000 of Net Amount at Risk, multiplied by the Net Amount at Risk, divided by $1,000;
2.   plus the Monthly Policy Fee;
3.   plus the Monthly Administrative Charge;
4.   plus the cost of optional benefits and Riders.

The Owner may specify the Source Account(s) from which Monthly Deductions will be assessed. If no designation is made or the Source Account(s) have insufficient funds, the Monthly Deductions are taken from the Investment Divisions and Fixed Account in proportion to their current value on the Monthly Anniversary.

COST OF INSURANCE RATES. The monthly cost of insurance rates will be determined by Us from time to time, based on changes in mortality, persistency, and expense and/or Federal income tax assumptions. Any changes will be made on a class basis. The cost of insurance rates as of the Policy Date and subsequently for each Specified Death Benefit increase are based on the Insured's age, gender, risk classification, and the duration the coverage has been in force. The cost of insurance rates will not exceed those shown in the Policy Data Pages.

FIXED ACCOUNT MINIMUM INTEREST RATE. The Fixed Account Minimum Interest Rate used in calculating the Net Amount at Risk is shown in the Policy Data Pages.

NET AMOUNT AT RISK. The Net Amount at Risk for Death Benefit Option A is the greater of:
1. the Specified Death Benefit discounted one month at the Fixed Account Minimum Interest Rate, minus the Policy Value; or
2. the Minimum Death Benefit discounted one month at the Fixed Account Minimum Interest Rate, minus the Policy Value.

The Net Amount at Risk for Death Benefit Option B is the greater of:
1. The Specified Death Benefit discounted one month at the Fixed Account Minimum Interest Rate; or
2. The Minimum Death Benefit discounted one month at the Fixed Account Minimum Interest Rate, minus the Policy Value.

The Net Amount at Risk for Death Benefit Option C is the greater of:
1. The Specified Death Benefit discounted one month at the Fixed Account Minimum Interest Rate, plus the greater of the sum of all Premium paid minus all prior Total Partial Surrender Amounts or zero, minus the Policy Value; or
2. The Minimum Death Benefit discounted one month at the Fixed Account Minimum Interest Rate, minus the Policy Value.


VUL1802                                16

--------------------------------------------------------------------------------
                        POLICY VALUE PROVISIONS (CONT'D)
--------------------------------------------------------------------------------

SEPARATE ACCOUNT. The Separate Account is designated in the Policy Data Pages. It consists of assets We have set aside and have kept separate from the rest of Our assets and those of Our other separate accounts. These Policy assets in the Separate Account are not chargeable with liabilities arising out of any other business the Company may conduct. All the income, gains, and losses resulting from these assets are credited to or charged against the variable life insurance policies supported by the Separate Account, and not against any other policies or contracts the Company may issue. The assets of the Separate Account will be available to cover the liabilities of Our General Account only to the extent that the assets of the Separate Account exceed the liabilities of the Separate Account arising under the variable life insurance policies supported by the Separate Account. The Separate Account consists of several Investment Divisions. The assets of the Separate Account shall be valued at least as often as any benefits of this Policy, but in no event will such valuation be less frequent than monthly.

INVESTMENT DIVISIONS. The Policy offers Investment Divisions. The Investment Divisions available at issue are shown on the application and any supplement.

ACCUMULATION UNITS. The Separate Account Policy Value will go up or down depending on the performance of the Investment Division(s). In order to monitor the Separate Account Policy Value, the Company uses a unit of measure called an Accumulation Unit. The value of an Accumulation Unit may go up or down from Business Day to Business Day. Adjustments to the Separate Account Policy Value, such as Total Partial Surrender Amounts, transfers, allocations to the Loan Account, and any applicable Monthly Deductions, result in a redemption of Accumulation Units. However, these adjustments do not affect the value of the Accumulation Units.

When You make an allocation or transfer to the Investment Division(s), the Company credits Your Policy with Accumulation Units. The number of Accumulation Units credited is determined by dividing the amount allocated by the Accumulation Unit Value for that Investment Division at the close of the Business Day.

ACCUMULATION UNIT VALUE. The Company determines the value of an Accumulation Unit for each of the Investment Divisions. This is done by:
     1.   Determining   the  total  value  of  assets  held  in  the  particular
          Investment Division;
     2.   Subtracting from the amount any Mortality and Expense Charge; and
     3.   Dividing this amount by the number of outstanding Accumulation Units.

FIXED ACCOUNT. You may allocate Premium or make transfers to the Fixed Account while the Policy is in force, subject to the provisions of the Policy.

FIXED ACCOUNT VALUE. The Fixed Account Value is determined in the following manner:
o Net Premium amounts are allocated to the Fixed Account as designated by the Owner pursuant to the terms of the Policy.



VUL1802                                17

--------------------------------------------------------------------------------
                        POLICY VALUE PROVISIONS (CONT'D)
--------------------------------------------------------------------------------

o On the Policy Date and each Monthly Anniversary, any applicable Monthly Deductions will be deducted from the Fixed Account Value.

o On each Business Day, amounts are deducted to reflect any Total Partial Surrender Amounts, transfers, and amounts allocated to the Loan Account, when such event occurs.

o    Interest is credited on each Business Day as described below.

 INTEREST TO BE CREDITED. The Company will credit interest to the Fixed Account. Such interest will be credited at such rate or rates as the Company prospectively declares from time to time, at the sole discretion of the Company. The rate in effect at the time an allocation is made will be applied to those funds allocated to the Fixed Account until the next Policy Anniversary. The then current rate declared by the Company will be applied to all funds in the Fixed Account until the next Policy Anniversary. The Company guarantees that it will credit interest to the Fixed Account at not less than the Fixed Account Minimum Interest Rate shown in the Policy Data Pages on an annual basis. Subsequent interest rates may be higher or lower than those rates previously set by the Company.



VUL1802                                18

--------------------------------------------------------------------------------
                             POLICY LOAN PROVISIONS
--------------------------------------------------------------------------------

GENERAL. You may receive a loan as long as the Policy is in force and not in the grace period and is properly assigned to Us as security. We need no other collateral. We reserve the right to defer granting a loan for the period permitted by law, but not more than 6 months. We will not defer a loan to be used to pay premiums on policies with Us.

If the total Indebtedness equals or exceeds the Policy Value less the Surrender Charge, the Policy may enter the grace period and lapse without value subject to the conditions in the grace period provision.

A LOAN MAY GIVE RISE TO TAXABLE INCOME TO THE OWNER. THE OWNER SHOULD GET COMPETENT TAX ADVICE BEFORE CONSIDERING ANY LOAN.

MAXIMUM LOAN AMOUNT AVAILABLE. The maximum available loan is shown in the Policy Data Pages.

STANDARD LOAN. Any Policy loan taken prior to the tenth Policy Anniversary. After the tenth Policy Anniversary the standard loan will be the portion of the loan in excess of the preferred loan.

PREFERRED LOAN. A preferred loan is available after the tenth Policy Anniversary. The total amount available for a preferred loan is the Policy Value in excess of the total Premiums paid into the Policy. Loan amounts in excess of the amount available for the preferred loan will be treated as a standard loan. On each Policy Anniversary after the tenth anniversary, the total amount that may be classified as a preferred loan is recalculated. The portion of the loan that is less than or equal to this amount is classified as a preferred loan.

INDEBTEDNESS. Indebtedness is equal to the loan, plus unpaid loan interest since the last Policy Anniversary. Any Indebtedness at time of settlement will reduce the proceeds. Indebtedness may be repaid in whole or in part at any time.

LOAN ACCOUNT. All amounts held as security for any loan will be transferred to an account known as the Loan Account.

Unless otherwise specified by the Owner, the loan will be processed from each Investment Division and the Fixed Account proportionately based on their current value.

On each Policy Anniversary, if the amount of any Indebtedness exceeds the Loan Account Value, the excess shall be transferred to the Loan Account from the Investment Division(s) and Fixed Account proportionately based on their current value. On each Policy Anniversary, if the Loan Account Value exceeds any Indebtedness, the excess will be transferred from the Loan Account to the Investment Division(s) and Fixed Account proportionately based on their current value.

VUL1802                                19

--------------------------------------------------------------------------------
                         POLICY LOAN PROVISIONS (CONT'D)
--------------------------------------------------------------------------------

LOAN ACCOUNT VALUE. On each Policy Anniversary, the Loan Account Value is set equal to the Indebtedness. During the Policy Year, the Loan Account Value is equal to the Loan Account Value on the prior Policy Anniversary, plus any new loans, less any loan repayments since the prior Policy Anniversary, plus any credited interest.

LOAN INTEREST. Loans on the Policy will accrue interest at the rate(s) shown in the Policy Data Pages. Unpaid interest shall be added to the loan principal on the Policy Anniversary and will accrue interest on the same terms.

The Loan Account Value will be credited interest at the rate specified in the Policy Data Pages.

LOAN REPAYMENT. All or part of any Indebtedness may be repaid at any time while this Policy is in force.

Any payment received by Us which is intended as a loan repayment, rather than an additional Premium payment, must be identified as such. If money received is in excess of the Indebtedness, the excess will be applied as payment of Premium on the Policy.

Loan repayments are applied first to standard loans.

Loan repayments up to an amount equal to the Loan Account Value will be transferred from the Loan Account to the Fixed Account and Investment Division(s) proportionately based on Your most recent Premium allocation instructions on file with the Company, unless otherwise instructed by the Owner. The minimum loan repayment is shown in the Policy Data Pages.

The Company reserves the right to require loan repayments be credited to the Fixed Account to the extent that it was the source of the loan being repaid.

Failure to repay any loan or loan interest will not terminate this Policy unless the total Indebtedness equals or exceeds the Policy Value less the Surrender Charge.

After expiration of the grace period, a loan may not be repaid even if the Policy is fully reinstated.


VUL1802                                20

--------------------------------------------------------------------------------
                  SURRENDER PROVISIONS (WITHDRAWAL PROVISIONS)
--------------------------------------------------------------------------------

FULL SURRENDER. Upon written request, You can surrender this Policy for its Cash Surrender Value. Upon surrender, all insurance in force under this Policy and any additional benefits provided by Riders will terminate. Surrender may occur at any time during the lifetime of the Insured. We reserve the right to defer the payment of that portion of the Cash Surrender Value from the Fixed Account for the period permitted by law, but not more than 6 months.

PARTIAL SURRENDER. Upon Written Request, You can take a partial surrender of this Policy after it has been in force for one year. The minimum amount of each partial surrender is shown in the Policy Data Pages. A partial surrender will not be allowed if it reduces the Cash Surrender Value to an amount less than or equal to the amount needed for the next three Monthly Deductions or if it will reduce the Specified Death Benefit below the Minimum Specified Death Benefit. We reserve the right to limit the number of partial surrenders in any Policy Year.

The Total Partial Surrender Amount is equal to the amount payable to the Owner plus the Partial Surrender Fee plus any applicable Surrender Charge.

The Policy Value will be reduced by the Total Partial Surrender Amount.

The surrender will be processed from each Investment Division and the Fixed Account in proportion to their current value, unless otherwise specified by the Owner. We reserve the right to limit the amount surrendered from the Fixed Account.

We reserve the right to defer the payment of that portion of a partial surrender from the Fixed Account for the period permitted by law, but not more than 6 months.

PARTIAL SURRENDERS UNDER DEATH BENEFIT OPTION A - A partial surrender will reduce the Specified Death Benefit as follows:
o If the Base Death Benefit is greater than the Minimum Death Benefit, the Specified Death Benefit will be reduced by the Total Partial Surrender Amount.
o If the Base Death Benefit is equal to the Minimum Death Benefit, the Specified Death Benefit will be reduced by the amount by which the Total Partial Surrender Amount exceeds the difference between the Minimum Death Benefit and the Specified Death Benefit.

PARTIAL SURRENDERS UNDER DEATH BENEFIT OPTION B - A partial surrender does not reduce the Specified Death Benefit. However, because the Policy Value is reduced, the Base Death Benefit is reduced by at least the Total Partial Surrender Amount.


VUL1802                                21

--------------------------------------------------------------------------------
              SURRENDER PROVISIONS (WITHDRAWAL PROVISIONS) (CONT'D)
--------------------------------------------------------------------------------

PARTIAL SURRENDERS UNDER DEATH BENEFIT OPTION C - If the Total Partial Surrender Amount is less than the sum of Premium paid minus all prior Total Partial Surrender Amounts, then the Specified Death Benefit will not be reduced. However, because the sum of the Total Partial Surrender Amounts has increased, the Base Death Benefit is reduced.

If the Total Partial Surrender Amount is greater than the total Premium paid minus the sum of all prior Total Partial Surrenders Amounts, then the Specified Death Benefit will be reduced by the amount that the Total Partial Surrender Amount exceeds the greater of the sum of all Premium paid minus all prior Total Partial Surrenders Amounts, the Minimum Death Benefit less the Specified Death Benefit, or zero.

A FULL OR PARTIAL SURRENDER MAY HAVE TAX CONSEQUENCES TO THE OWNER. IT IS RECOMMENDED THAT THE OWNER GET COMPETENT TAX ADVICE BEFORE CONSIDERING ANY SURRENDER.


VUL1802                                22

--------------------------------------------------------------------------------
                               TRANSFER PROVISIONS
--------------------------------------------------------------------------------

GENERAL. A transfer is subject to the following:

1. The maximum number of transfers that may be made in any Policy Year that are not subject to a Transfer Charge is shown in the Policy Data
     Pages.
2. A Transfer Charge is deducted from the transferred amount prior to the allocation to the new Policy Option if a transfer exceeds the maximum number of free transfers, as stated in the Policy Data Pages.
3.   You may not make a transfer until after the Allocation Date.
4. The maximum amount that may be transferred from the Fixed Account is shown in the Policy Data Pages.
5. A transfer will be effective as of the end of the Business Day when We receive a transfer request acceptable to Us which contains all required information.
6.   We are not liable for a transfer made in accordance with Your instructions.
7. We reserve the right to restrict the number of transfers per Policy Year and to restrict transfers from being made on consecutive Business
     Days.
8. Your right to make transfers is subject to modification if We determine, in Our sole opinion, that the exercise by one or more Owners is, or would be, to the disadvantage of other Owners. Restrictions may be applied in any manner reasonably designed to prevent any use of the transfer right which is considered by Us to be to the disadvantage of the other Owners. A modification could be applied to transfers to or from one or more of the Investment Divisions and could include, but may not be limited to:
     a.   The requirement of a minimum time period between each transfer;
     b. Not accepting transfer requests of any person acting under a power of attorney on behalf of more than one Owner; or
     c. Limiting the dollar amount that may be transferred by an Owner at any one time.
9. During times of drastic economic or market conditions, We may suspend Your transfer rights temporarily without notice. We will, however, make every attempt to process Your request in a timely fashion.

FROM INVESTMENT DIVISION TO INVESTMENT DIVISION. You may transfer all or a portion of Your value in one Investment Division to another Investment Division at any time, subject to the terms of the Policy.

FROM INVESTMENT DIVISION TO THE FIXED ACCOUNT. If allowed by the Company, in its sole discretion, You may transfer all or a portion of Your Policy Value in any Investment Division to a Fixed Account Option, subject to the provisions of this Policy. The Company, in its sole discretion, may restrict or prohibit this type of transfer from time to time on a nondiscriminatory basis.


VUL1802                                23

--------------------------------------------------------------------------------
                          TRANSFER PROVISIONS (CONT'D)
--------------------------------------------------------------------------------

FROM THE FIXED ACCOUNT TO AN INVESTMENT DIVISION. Unless otherwise allowed by the Company, You may make one transfer from the Fixed Account to any Investment Division(s) during any Policy Year (except in the case of transfers due to a systematic investment program provided by the Company). Except in the case of a systematic investment program provided by the Company, this transfer from the Fixed Account is limited to the maximum Fixed Account transfer amount described in the Policy Data Pages.

SYSTEMATIC INVESTMENT PROGRAMS. The Company may provide systematic investment programs that allow You to transfer funds among the Investment Divisions and the Fixed Account. These programs may include dollar cost averaging and rebalancing. You may contact the Company's Service Center for further information, and the Company will furnish all necessary forms to request these programs. The Company makes no guarantee that these programs will result in a profit or protect against loss in a declining market.

Dollar cost averaging provides a regular, level investment to the Target Accounts over time. In order to participate in a dollar cost averaging program, there must be a minimum amount in the Source Account, as specified in the Policy Data Pages. The Company may waive this requirement at its discretion. Intervals between transfers may be monthly, quarterly, semi-annually, or annually. The minimum amount of any transfer for dollar cost averaging is specified in the Policy Data Pages.


VUL1802                                24

--------------------------------------------------------------------------------
                            DEATH BENEFIT PROVISIONS
--------------------------------------------------------------------------------

GENERAL. Upon the receipt of Due Proof of Death of the Insured, We will pay the Death Benefit Proceeds to the Beneficiary, subject to the provisions of this Policy as long as this Policy is in force.

MINIMUM DEATH BENEFIT. The Minimum Death Benefit is determined each Monthly Anniversary by multiplying the Policy Value by the appropriate percentage as stated in the Table of Minimum Death Benefit Percentages in the Policy Data Pages.

BASE DEATH BENEFIT. The Base Death Benefit is determined by the Death Benefit Option in effect at the time of the Insured's death.

DEATH BENEFIT OPTION A - The Base Death Benefit equals the greater of 1) the Specified Death Benefit and 2) the Minimum Death Benefit.
DEATH BENEFIT OPTION B - The Base Death Benefit equals the greater of 1) the Specified Death Benefit plus the Policy Value and 2) the Minimum Death Benefit. DEATH BENEFIT OPTION C - The Base Death Benefit equals the greater of 1) the Specified Death Benefit plus the greater of the sum of all Premiums paid minus all prior Total Partial Surrender Amounts or zero, and 2) the Minimum Death Benefit.

DEATH BENEFIT PROCEEDS. The Death Benefit Proceeds are calculated on the date of receipt of Due Proof of Death and are equal to:
1.   the Base Death Benefit;
2.   plus any Rider benefits payable as a result of the Insured's death;
3.   less any Indebtedness;
4. less any overdue Monthly Deductions if the Insured dies during the grace period.

We will continue to charge Monthly Deductions between the initial notification and the receipt of Due Proof of Death.

If the Insured dies during a contestable period, We will complete Our review and determination of the validity of the Policy under applicable law before any Death Benefit Proceeds are paid.

The Beneficiary(ies) bear the investment risk of the Investment Division between the time of the Insured's death and the date We receive Due Proof of Death.

We will add interest to the resulting amount owed as required by applicable law. We will compute the interest at a rate We determine, but not less than the rate required by applicable law.


VUL1802                                25

--------------------------------------------------------------------------------
                        DEATH BENEFIT PROVISIONS (CONT'D)
--------------------------------------------------------------------------------

PROTECTION OF BENEFITS. No Beneficiary may commute, encumber, alienate or assign any payment under this Policy before it is due. To the extent permitted by law, no payment will be subject to the debts, contracts, or engagements of any Beneficiary. In addition, to the extent permitted by law, no payment will be subject to any judicial process to levy You or to attach the same for payment thereof.

PAYMENT OF BENEFITS. Any amount payable to a Beneficiary at the death of the Insured under this Policy will be paid in a single lump-sum payment unless otherwise agreed. In addition, unless specifically requested otherwise, We may elect to deposit the amount payable into an account from which all or part of the amount deposited may be withdrawn by the Beneficiary at any time in increments of $250 or more.

CHANGES IN SPECIFIED DEATH BENEFIT. Upon request in writing and subject to Our approval, the Specified Death Benefit may be increased or decreased. We reserve the right to limit or refuse changes in the Specified Death Benefit. Any changes to the Specified Death Benefit will be effective on the Monthly Anniversary following the date of approval of such change, assuming at least one Business Day remains before the Monthly Anniversary. If less than one Business Day remains before the Monthly Anniversary, the change will be effective on the second following Monthly Anniversary. We will send You a new Policy Data Page which reflects the new Specified Death Benefit and, for increases to Specified Death Benefit, the new Surrender Charges by duration.

INCREASE IN THE SPECIFIED DEATH BENEFIT. Increases in the Specified Death Benefit are subject to evidence of insurability satisfactory to Us. Approved increases will be subject to additional Surrender Charges (based on the amount of the increase and the Insured's Attained Age and risk classification). An increase is also subject to the sufficiency of the Cash Surrender Value to cover Monthly Deductions through the end of the Policy Year in which the increase occurred.

DECREASE IN THE SPECIFIED DEATH BENEFIT. A decrease in the Specified Death Benefit will apply first against the most recent increase, against the next most recent increases successively, and finally against the Initial Specified Death Benefit. Any decrease must be such that the Specified Death Benefit will not be less than the Minimum Specified Death Benefit shown in the Policy Data Pages. There will be no reduction in Surrender Charges.

CHANGES IN DEATH BENEFIT OPTION. Upon request in writing and subject to Our approval, the Death Benefit Option may be changed. We reserve the right to limit or refuse changes to the Death Benefit Option. Any changes to the Death Benefit Option will be effective on the Monthly Anniversary following the date of approval of such change, assuming at least one Business Day remains before the Monthly Anniversary. If less than one Business Day remains before the Monthly Anniversary, the change will be effective on the second following Monthly Anniversary.

We will not approve a change in Death Benefit Option if it reduces the Specified Death Benefit below the Minimum Specified Death Benefit shown in the Policy Data Pages.


VUL1802                                26

--------------------------------------------------------------------------------
                        DEATH BENEFIT PROVISIONS (CONT'D)
--------------------------------------------------------------------------------

If You request to change from Death Benefit Option A to Death Benefit Option B, the Specified Death Benefit following the change will be equal to the Specified Death Benefit before the change minus the Policy Value as of the effective date of the change. This change may require evidence of insurability.

If You request to change from Death Benefit Option B to Death Benefit Option A, the Specified Death Benefit following the change will be equal to the Specified Death Benefit before the change plus the Policy Value as of the effective date of the change.

If You request to change from Death Benefit Option C to Death Benefit Option A, the Specified Death Benefit following the change will be equal to the Specified Death Benefit before the change plus the greater of the sum of all Premium paid minus all prior Total Partial Surrender Amounts, or zero as of the effective date of the change.


VUL1802                                27